EXHIBIT 10.2

EXECUTION VERSION

Loan No. RX0583(A)-T4

FOURTH SUPPLEMENT

TO THE SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS FOURTH SUPPLEMENT TO THE SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (as the same may be amended, modified, supplemented, extended or restated from time to time, this “Fourth Supplement”), dated as of July 31, 2018 (the “Amendment Date”), is made between CoBANK, ACB (“CoBank”) and NUVERA COMMUNICATIONS, INC. (the “Borrower”), a Minnesota corporation, and supplements that certain Second Amended and Restated Master Loan Agreement, dated as of even date herewith, between CoBank and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).  Capitalized terms used and not otherwise defined in this Fourth Supplement have the meanings assigned to them in the MLA.

SECTION 1.   The Term Loan.  On the terms and conditions set forth in the MLA and this Fourth Supplement, CoBank agrees to make a loan to the Borrower (the “Loan”), by means of a single advance on the Closing Date (as defined in Section 3 of this Fourth Supplement) in a principal amount not to exceed $64,550,000. Under the Loan, amounts borrowed and later repaid or prepaid may not be reborrowed.

SECTION 2.   Purpose.  The purposes for which the Loan may be used are (i) to repay the outstanding amount, including principal and accrued interest, if any, of the indebtedness of Borrower to CoBank under CoBank Loan No. RX0583-T2A and CoBank Loan No. RX 0583-T3A in the approximate aggregate amount of $25,754,308.85; (ii) to finance the Acquisition, and (iii) to pay the fees, costs and expenses in connection with documenting and closing the Acquisition, the Loan and the credit facilities provided hereunder and pursuant to that certain Fifth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of the date hereof, between the Borrower and CoBank (the “Fifth Supplement”).  The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 2.

SECTION 3.   Availability.  Subject to Section 2 of the MLA and the other conditions set forth in the MLA, the Loan will be advanced in a single advance on the date on which all conditions precedent to this Supplement and the Loan are satisfied (the “Closing Date”).

SECTION 4.   Interest.

(A)

Rate Options; Etc.  The Borrower agrees to pay interest on the unpaid principal balance of the Loan in accordance with one or more of the following interest rate options, as selected by the Borrower:

            (1)        One-Month LIBOR Index Rate (Variable Rate Option).  As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Subsections 4(A)(2) or 4(A)(3) of this Fourth Supplement, is hereinafter referred to as a “Portion” of the Loan), interest shall accrue pursuant to this variable rate option at a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined in this Subsection 4(A)(1)) for banks subject to FRB Regulation D (as hereinafter defined in this Subsection 4(A)(1)) or required by any other federal law or regulation) per annum (the “Variable Rate”) equal at all times to the annual rate reported by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by CoBank from time to time in its sole discretion, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank markets) at 11:00 a.m. London time for the offering of one (1) month U.S. dollar deposits, as quoted on the first Banking Day (as hereinafter defined in this Subsection 4(A)(1)) in each week, with such rate to change weekly on such day (the “One-Month LIBOR Rate”) plus a margin (the “Applicable Margin”) equal to the percentage determined from time to time in accordance with Subsection 4(B) of this Fourth Supplement; provided that, if CoBank determines in its sole discretion that the One-Month LIBOR Rate is not available, an alternative rate shall be substituted as CoBank may select in its sole discretion; provided, further, that in no event shall the One-Month LIBOR Rate be less than 0%.  The rate shall be reset automatically, without the necessity of notice being provided to the Borrower or any other party, on the first Banking Day of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option.  Information about the then-current rate shall be made available upon telephonic request.  “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.  “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D.  “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

            (2)        LIBOR Option.  As to any Portion or Portions of the Loan selected by the Borrower, interest will accrue pursuant to this LIBOR option at a fixed rate per annum equal to LIBOR (as hereinafter defined in this Subsection 4(A)(2)) plus the Applicable Margin.  Under this option:  (i) rates may be fixed for Interest Periods (as hereinafter defined in this Subsection 4(A)(2)) of one, two, three or six months as selected by the Borrower; (ii) amounts fixed shall be in a principal amount equal to $100,000 or any whole multiple of $100,000 in excess thereof; and (iii) rates may only be fixed on a Banking Day on three Banking Days’ prior written notice.  “LIBOR” means the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on Eurocurrency Liabilities for banks subject to FRB Regulation D or required by any other federal law or regulation) reported at 11:00 a.m. London time two Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by Borrower by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by CoBank from time to time, for the purpose of proving quotations of interest rates applicable to dollar deposits in the London interbank market); provided that if CoBank determines in its sole discretion that LIBOR is not available, an alternative rate shall be substituted as CoBank may select in its sole discretion; provided, further, that in no event shall LIBOR be less than 0%.  “Interest Period” shall mean the time period chosen by the Borrower during which a fixed rate is to apply to a Portion of the Loan, which period commences on the day a rate is fixed under Subsection 4(A)(2) or 4(A)(3) of this Fourth Supplement.  The Interest Period for Portions accruing interest at the LIBOR option shall end on the day in the next calendar month or in the month that is two, three or six months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that:  (a) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (b) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month.  No Interest Period shall extend beyond the Maturity Date (as defined in Subsection 6(A) of this Fourth Supplement).

Upon the occurrence and during the continuance of an Event of Default, as the Interest Periods for Portions of the Loan accruing interest at a LIBOR option expire, at CoBank’s option, such Portions of the Loan shall be converted to the Variable Rate option, and the LIBOR option will not be available to the Borrower until all Events of Default are no longer continuing or have been waived.

            (3)        Quoted Fixed Rate Option.  As to any Portion or Portions of the Loan selected by Borrower, interest will accrue pursuant to this quoted rate option at a fixed annual interest rate (the “Quoted Rate”) to be quoted by CoBank in its sole and absolute discretion.  Under this option, the interest rate on such Portion or Portions of the Loan may be fixed for such time periods chosen by Borrower during which the Quoted Rate is to apply to a Portion of the Loan as may be agreeable to CoBank in its sole and absolute discretion in each instance; provided, however, that (i) the minimum Interest Period is 365 days, (ii) the minimum amount that may be fixed is $100,000, (iii) such Interest Period may not extend beyond the Maturity Date, and (iv) such Interest Period may only expire on a Business Day.

Upon the occurrence and during the continuance of an Event of Default, as the Interest Periods for Portions of the Loan accruing interest at a Quoted Rate option expire, at CoBank’s option, such Portions of the Loan shall be converted to the Variable Rate option, and the Quoted Rate option will not be available to Borrower until all Events of Default are no longer continuing or have been waived.

            (4)        Rate Combinations.  Notwithstanding the foregoing, at any one time there may be no more than an aggregate of five Portions of the Loan accruing interest pursuant to the LIBOR option or the Quoted Rate option.

            (5)        Selection and Changes of Rates.  Borrower shall select the rate option or options applicable to the Loan at the time it requests the Loan.  Thereafter, on any Business Day with respect to Portions of the Loan accruing interest at the Variable Rate option or on the last day of any Interest Period, Borrower may, subject to Subsections 4(A)(2), 4(A)(3) and 4(A)(4) of this Fourth Supplement, elect to fix the interest rate accruing on such Portion or any part thereof pursuant to one of the fixed rate options.  In the absence of any election, interest shall automatically accrue at the Variable Rate option. From time to time and subject to the payment of a Surcharge as defined in and as calculated pursuant to Subsection 6(B), Borrower may elect, on a Business Day prior to the expiration of the Interest Period for any Portion of the Loan accruing interest pursuant to a fixed rate option, to convert all, but not part, of such Portion of the Loan so that it accrues interest at the Variable Rate option or a combination of the Variable Rate option and a fixed rate option, for a new Interest Period or Interest Periods selected in accordance with Subsections 4(A)(2), 4(A)(3) and 4(A)(4) of this Fourth Supplement.  Except for the initial selection, all interest rate selections provided for herein shall be made by electronic (if applicable), telephonic or written request of an authorized employee of Borrower and must be received by CoBank by 12:00 noon, Mountain Time, on the relevant day.  In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized in writing by Borrower to request the Loan or select interest rates hereunder so long as any funds advanced are wired to an account previously designated by Borrower; provided, however, that in the case of Portions of the Loan bearing interest at the Quoted Rate option or the LIBOR option, all such elections must be confirmed in writing upon CoBank’s request.  Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause Borrower to have to break any fixed rate balance in order to pay any installment of principal.

            (6)        Accrual of Interest.  Interest shall accrue pursuant to the fixed rate options from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period.  If Borrower elects to re-fix the interest rate on any Portion of the Loan accruing interest pursuant to one of the fixed rate options pursuant to Subsection 4(A)(5) of this Fourth Supplement, the first day of the new Interest Period shall be the last day of the preceding Interest Period.  In the absence of any such election, interest shall accrue on such Portion at the Variable Rate from and including the last day of such Interest Period.  If Borrower elects to convert from a fixed rate option to the Variable Rate option pursuant to Subsection 4(A)(5) of this Fourth Supplement, interest at the applicable fixed rate shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Variable Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.

(B)

Margins.  Initially, and continuing through the day immediately preceding the first Adjustment Date (as hereinafter defined in this Subsection 4(B)) occurring on or after September 30, 2018 on which the Borrower demonstrates that a change in the Applicable Margin is warranted and requests such change, the Applicable Margin shall be 3.25%.  Commencing on such Adjustment Date, the Applicable Margin shall be determined based on the Borrower’s Total Leverage Ratio, determined in accordance with Subsection 8(I)(1) of the MLA, as of the last day of each fiscal quarter of the Borrower, as set forth in the following table:

Total Leverage Ratio	Applicable Margin for Portions of the Loan bearing interest at the LIBOR Option or the Variable Rate Option

Greater than or equal to 2.50:1.00	3.25%
Less than 2.50:1.00 and greater than or equal to 2.00:1.00	3.00%
Less than 2.00:1.00	2.25%

The Applicable Margin shall be (i) increased, if warranted, beginning on the date which is the fifth Business Day following CoBank’s receipt of the financial statements required pursuant to Subsections 8(H)(1) and 8(H)(2) of the MLA, and the compliance certificate required pursuant to Subsection 8(H)(9) of the MLA and (ii) decreased, if warranted, beginning on the date which is the fifth Business Day following CoBank’s receipt of such financial statements and compliance certificate and Borrower’s written request to decrease such margins (each such effective date described in clauses (i) and (ii), an “Adjustment Date”).  In the event that CoBank shall not receive when due such financial statements and compliance certificate, then from such due date and until the fifth Business Day following CoBank’s receipt of such overdue financial statements and compliance certificate (and in the event a decrease in the applicable margin is then warranted, receipt of Borrower’s written request to decrease such margin), or upon the occurrence of any Event of Default, then at the option of CoBank the Applicable Margin shall be 3.25%. Upon the occurrence of any Event of Default the Obligations are also subject to the default rate of interest in Section 11(D) of the MLA.

(C)

Payment and Calculation.  The Borrower shall pay interest on the Loan quarterly in arrears on the last day (or such other day as CoBank shall elect in writing) of each September, December, March and June occurring after the Closing Date, upon any prepayment of any Portion (whether due to acceleration or otherwise) and on the Maturity Date; provided, however, with respect to the Portions accruing interest under the LIBOR option or the Quoted Rate option, interest shall be payable at the maturity of an Interest Period, or, if such Interest Period exceeds three months, in arrears on each three-month anniversary of the beginning date of such Interest Period and at the maturity of such Portion.  Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days.  In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.  If any date for the payment of interest is not a Business Day, then the interest payment then due shall be paid on the next Business Day.

(D)

Interest Rate Protection.  Within 90 days after the Closing Date, Borrower will enter into Interest Rate Agreements in form and substance reasonably satisfactory to CoBank (and thereafter shall maintain such fixes or agreements through the Maturity Date) so as to fix or limit interest rates payable by Borrower at all times as to at least 25% of the outstanding principal balance of the Loan.

SECTION 5.   Prepayment. The Borrower may prepay in full or in part any Portion of the Loan as provided in Subsection 4(F) of the MLA.  Unless otherwise agreed, all mandatory and voluntary repayments and prepayments pursuant to Section 4 of the MLA will be applied to principal installments in the inverse order of their maturity and to such Portions of the Loan as the Borrower specifies in writing or, in the absence of such direction, as CoBank shall specify.  Notwithstanding the foregoing, in connection with the Borrower repaying or prepaying any amount accruing interest pursuant to the LIBOR option (whether such payment is made voluntarily, as a result of an acceleration or a mandatory prepayment or otherwise), the Borrower must also pay a Surcharge (as defined in, and calculated pursuant to, Subsection 6(B).

SECTION 6.   Repayment of the Loan.

(A)

Scheduled Repayments.  Commencing on September 30, 2018, and on each December 31, March 31, June 30 and September 30 occurring thereafter (each such date, a “Payment Date”) through July 31, 2025 (the “Maturity Date”), the outstanding principal balance of the Loan shall be repaid in equal consecutive quarterly principal payments on each such date in the amount of $1,152,600 (any such repayments will be cumulative and will be in addition to any other repayments pursuant to Section 4 of the MLA).  On the Maturity Date, the amount of the then unpaid principal balance of the Loan, if any, and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable.  If any Payment Date is not a Business Day, then the installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

(B)

Application of Repayments; Related Interest and Surcharge Payments.  All repayments made pursuant to this Section 6 will be applied to such Portions of the Loan as the Borrower directs in writing or, in the absence of such direction, as CoBank specifies. At the time of each repayment pursuant to this Section 6 or Section 4 of the MLA, the Borrower must pay any applicable surcharge  (“Surcharge”) in an amount equal to the greater of (a) the present value of any funding losses incurred or imputed by CoBank to have been incurred as a result of such repayments, prepayment or conversion for the period such amount was scheduled to have been outstanding at such fixed rate (which, if less than $0, shall be deemed to be $0) and (b) $300.  Such Surcharge, including the amount of any funding losses incurred by CoBank, shall be determined and calculated in accordance with methodology established by CoBank.

SECTION 7.   Security.  The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in Section 5 of the MLA.

SECTION 8.   Additional Conditions Precedent.  In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the Loan is subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

(A)

Origination Fee.  That Borrower shall pay to CoBank a non-refundable upfront origination fee in the amount set forth in that certain Fee Letter, dated as of February 7, 2018, between the Borrower and CoBank, which shall be due upon the Closing Date.

(B)

Closing of Revolving Loan.  That all conditions precedent to the Fifth Supplement have been satisfied;

(C)

Opinion.  That CoBank receive, in form and content acceptable to CoBank, an opinion or opinions of counsel (who shall be acceptable to CoBank) for each Loan Party;

(D)

No Material Adverse Change.  That from December 31, 2017, to the date of the Loan there has not occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of any Loan Party;

(E)

Representations and Warranties.  That the representations and warranties of each Loan Party contained in the MLA, this Fourth Supplement and any other Loan Document to which they are party be true and correct in all material respects on and as of the date of the Loan, as though made on and as of such date;

(F)

Closing Certificate. That CoBank receive a certificate, in the form of Exhibit A hereto, executed by the chief executive officer or president of the Borrower as to, among other things, (i) the continuing truth and accuracy of the representations and warranties of each Loan Party under the Loan Documents to which such Loan Party is a party, (ii) the satisfaction of each of the conditions applicable to the making of the Loan and to the occurrence of the Closing Date; (iii) certifying that the Acquisition has been consummated on terms and conditions consistent with the Acquisition Agreement and attaching a copy of the Acquisition Agreement thereto; and (iv) setting forth a pro forma calculation of the Borrower’s Total Leverage Ratio, after giving effect to the Acquisition, the making of the Loan hereunder, and the making of the Revolving Loan under the Fifth Supplement, as of the Closing Date;

(G)

Pay Proceeds Letter.  That CoBank receives a pay proceeds letter, in form and substance reasonably satisfactory to CoBank, directing the disposition of the funds advanced under the Fifth Supplement on the Closing Date (if any);

(H)

Other Information.  That CoBank receive such other information regarding the condition, financial or otherwise, and operations of each Loan Party as CoBank shall request and such other opinions, certificates or documents as CoBank shall reasonably request.

[Signatures commence on the following page.]

IN WITNESS WHEREOF, the Borrower and CoBank each have caused this Fourth Supplement to be executed and delivered by its duly authorized officer as of the date first shown above.

NUVERA COMMUNICATIONS, INC.

By: /s/Bill D. Otis

 Bill D. Otis

           President and Chief Executive Officer

[Signatures continue on next page.]

[Signatures continued from previous page.]

COBANK, ACB

By:

/s/ Jacqueline Bove

Jacqueline Bove

Managing Director

Exhibit A

CLOSING CERTIFICATE -- LOAN NO. RX0583-T4

THIS CERTIFICATE is given by [Name], the [chief executive officer/chief financial officer] of NUVERA COMMUNICATIONS, INC. (the “Borrower”), pursuant to Section 6(C) of that certain Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), pursuant to Section 8(F) of that certain Fourth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Fourth Supplement”), and pursuant to Section 9 of that certain Fifth Supplement to the Second Amended and Restated Master Loan Agreement, dated as of July 31, 2018 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Fifth Supplement”), each between CoBank, ACB (“CoBank”) and the Borrower.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the MLA, in the Fourth Supplement and in the Fifth Supplement.

The undersigned hereby certifies as follows:

1.

I am the [chief executive officer/chief financial officer] of the Borrower and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

2.

Since December 31, 2017, no event has occurred which has had or could have a Material Adverse Effect on the Borrower or any of its Subsidiaries.

3.

All representations and warranties of each of the Loan Parties contained in the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof;

4.

No Potential Default or Event of Default exists as of the date hereof or will result from the making of the advance with respect to which this Certificate is delivered; and

5.

Each of the conditions specified in Section 6 of the MLA, in Section 8 of the Fourth Supplement and in Section 9 of the Fifth Supplement required to be satisfied on or prior to the date of the making of an advance under the Revolving Loan has been fulfilled as of the date hereof.

6.

Attached hereto as Exhibit A is a true and complete copy of the Acquisition Agreement, together with all schedules, exhibits, appendices, attachments and amendments thereto, as in effect on the Closing Date.  The Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in the form delivered to CoBank on or about February 22, 2018.

7.

Attached hereto as Exhibit B is evidence that, after giving effect to (i) the funding of (x) the Loan under the Fourth Supplement and (y) the Revolving Loan under the Fifth Supplement on the Closing Date and (ii) the closing of the Acquisition, the pro forma Total Leverage Ratio of the Borrower is [_______]:1.00.

8.

[Attached hereto as Exhibit C are true, correct and complete copies of all consents and approvals of any Governmental Authority required in connection with the Acquisition.]

IN WITNESS WHEREOF, we have executed this Certificate as of ______ ___, 20__.

[chief executive officer/chief financial officer], Nuvera Communications, Inc.